EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-120953) and related Prospectus of PriceSmart, Inc. for the registration of up to 16,052,668 shares of its common stock and to the incorporation by reference therein of our reports dated November 18, 2005, with respect to the consolidated financial statements of PriceSmart, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended August 31, 2005 and the related financial statement schedule of PriceSmart, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

December 22, 2005